Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

March 31, 2019

Shareholders, Clients and Team Members:

I am pleased to report that your Company is off to a solid start in 2019.  In addition to reporting pre-tax income of approximately $2.1 million for the quarter ended March 31, 2019, the Company reported continued growth in loans and deposits with first quarter annualized increases of 3.1% and 13.8%, respectively.

Primarily as a result of increased investment in residential mortgage and governmental lending, non-interest expenses increased from the previous year’s first quarter.  However, that investment contributed to a 30% increase in gain on loan sales as compared to the same period in 2018.  These areas, in addition to our ever expanding treasury management services, are also creating opportunities to grow deposit relationships which are essential for your Company’s continued growth and profitability.

Also, during the first quarter your Company continued to invest to enhance the opportunity to grow other revenue sources by hiring an experienced agricultural lending team in north central Ohio.  This addition provides the Bank the opportunity to diversify its loan portfolio and generate gains through the sale of these loans under governmental guarantee programs.

The Company continues to expand its use of technology through the ongoing enhancement of products to provide our clients with the latest tools.  We do this to ensure our clients and we remain competitive.  These and all of the Company’s continued successes are only possible because of the ongoing contributions of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan.  Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,
Brian D. Young

President and CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Three months ended March 31, 2019	Three months ended March 31, 2018
	(dollars in thousands, except per share data)
Condensed Statement of Income
Interest income	$8,986	$7,741
Interest expense	2,051	1,211
Net interest income	6,935	6,530
Provision for loan losses	100	90
Net interest income after provision for loan losses	6,835	6,440
Non-interest income	2,508	2,248
Non-interest expenses	7,222	6,551
Income before income taxes	2,121	2,137
Provision for income taxes	307	338
Net income	$1,814	$1,799

Average common shares outstanding (basic)	3,270,408	3,268,054

PER COMMON SHARE
Net income	$.55	$0.55
Book value	$25.82	$22.97
Tangible book value (non-GAAP)*	$16.79	$14.93
Closing price	$23.11	$22.00

FINANCIAL RATIOS
Return on average assets	0.87%	0.92%
Return on average tangible equity (non-GAAP)	13.86%	14.86%
Net interest margin	3.81%	3.82%
Efficiency ratio	74.76%	73.15%
Loans (including held for sale) to deposits	83.63%	81.68%

PERIOD END BALANCES

	As of March 31, 2019	As of March 31, 2018
Assets	$852,231	$786,661
Loans, gross	$565,987	$521,035
Deposits	$689,254	$641,343
Shareholders' equity	$84,433	$75,084

Common shares outstanding	3,270,635	3,268,111

*  Tangible book value per share is calculated by dividing tangible common equity by average shares outstanding.

Reconciliation of common Shareholders' equity to tangible common equity
	March 31, 2019	March 31, 2018
Shareholders' equity	$84,433	$75,084
Less goodwill and other intangibles	$29,529	$26,286
Tangible common equity	$54,904	$48,798
Average Shareholders' equity	$81,900	$74,976
Less average goodwill and other intangibles	$29,546	$26,286
Average tangible common equity	$52,354	$48,690

UNITED BANCSHARES, INC.

DIRECTORS Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Stacy A. Cox – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry	H.Edward Rigel David P. Roach Robert M. Schulte, Sr. Daniel W. Schutt R. Steven Unverferth
Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

468 Polaris Parkway

Westerville, OH 43082

614-269-4402